Exhibit 21



               Subsidiaries of the Company as of December 31, 2007
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AMAC Credit Facility, LLC, a Delaware limited liability company

AMAC Capital Financing I, a Delaware statutory trust

AMAC CDO Funding I, a Cayman Islands exempt company

AMAC CDO Equity, LLC, a Delaware limited liability company

AMAC CDO I Advancing, LLC, a Delaware limited liability company

AMAC CRE Funding II, LTD, a Cayman Islands exempt company